SHAREHOLDER WAIVER

As a shareholder of more than 2001 shares of Wimax EU, Ltd, I have been fully informed of the Board of Directors desire and intention to execute a forward split of 5 shares for each 1 share for the benefit of shareholders holding less than 2001 shares only in order to reduce the dilutive effect of recent financing. Accordingly, I fully and voluntarily waive my right to participate in this stock split, and approve a disproportionate forward split of the company's common stock on a basis of 5 shares for one share to shareholders currently holding less than 2001 shares.

Dated:
14 February, 2005.

35215 Yukon Inc.

By: /s/ Samy Zands
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Samy Zands
Director